Exhibit 99.1

CommScope Announces Management Change

HICKORY, NC, August 8, 2019 – CommScope (NASDAQ: COMM), a global leader in infrastructure solutions for communications networks, has eliminated the chief operating officer position and will split responsibilities of the role among other members of the executive team. As a result of this decision, Bruce McClelland is no longer with the company.

“In his leadership role, Bruce has made numerous contributions to ARRIS through the years,” said Eddie Edwards, president and chief executive officer, CommScope. “Looking ahead, the new CommScope is well positioned and ready to shape the future of communications connectivity. We remain confident in the long-term growth potential for CommScope and our ability to help solve our customers’ networking and connectivity challenges better than ever before.”

END

About CommScope

CommScope (NASDAQ: COMM) and the recently acquired ARRIS and Ruckus Networks are redefining tomorrow by shaping the future of wired and wireless communications. Our combined global team of employees, innovators and technologists have empowered customers in all regions of the world to anticipate what’s next and push the boundaries of what’s possible. Discover more at www.commscope.com.

Follow us on Twitter and LinkedIn and like us on Facebook.

Sign up for our press releases and blog posts.

Investor Contact:

Kevin Powers, CommScope

+1 828-323-4970

Kevin.powers@commscope.com

News Media Contact:

Rick Aspan, CommScope

+1 708-236-6568

publicrelations@commscope.com

Source: CommScope